March 30, 2021
Tidal ETF Trust
898 N. Broadway, Suite 2
Massapequa, NY 11758
Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated December 16, 2019 regarding the sale of an unlimited number of shares of beneficial interest of the SP Funds Dow Jones Global Sukuk ETF and the SP Funds S&P 500 Sharia Industry Exclusions ETF, series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.